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Exhibit 4.9

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission — Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador
New Brunswick Securities Commission
Registrar of Securities, Nunavut
Registrar of Securities, Northwest Territories
Registrar of Securities, Government of the Yukon Territory

Dear Sirs/Mesdames:

Re: TransCanada Corporation (the "Corporation")

We refer to the short form base shelf prospectus of the Corporation dated November 14, 2011 relating to the sale and issue of up to $2,000,000,000 of common shares, first preferred shares, second preferred shares and subscription receipts of the Corporation.

We consent to being named and to the use, through incorporation by reference in the short form base shelf prospectus, of our report dated February 14, 2011 to the shareholders of the Corporation on the following financial statements:

  •
  Consolidated balance sheets as at December 31, 2010 and 2009,

  •
  Consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and

  •
  Notes comprising a summary of significant accounting policies and other explanatory information.

We also consent to the use, through incorporation by reference in the short form base shelf prospectus, of our report dated February 14, 2011 to the directors of the Corporation on the related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010.

We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

Chartered Accountants

Calgary, Canada
November 14, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.

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  Exhibit 4.9